Exhibit 99.1
The First Bancorp Reports Results for 2020
DAMARISCOTTA, ME, January 20, 2021 – The First Bancorp (Nasdaq: FNLC), parent company of First National Bank, today announced operating results for the year ended December 31, 2020. Unaudited net income was $27.1 million, up $1.6 million or 6.3% from the $25.5 million reported for the year ended December 31, 2019. Earnings per common share on a fully diluted basis were up $0.14 to $2.48 per share, an increase of 6.0% from the prior year. The Company also announced operating results for the three months ended December 31, 2020. Unaudited net income was $7.0 million, up $284,000 or 4.2% from the final three months of 2019, with earnings per share on a fully diluted basis of $0.64, up $0.03 or 4.9% from the same period in 2019.

“I'm pleased to report that The First Bancorp had record annual earnings in 2020, an outcome that exceeded our expectations given the ongoing challenges posed by the COVID-19 pandemic", commented Tony C. McKim, the Company’s President and Chief Executive Officer. "Earnings for the year were $27.1 million, up 6.3% from 2019. These results were driven by a 14.0% year-over-year increase in net interest income before loan loss provision, largely the result of a $269.3 million increase in earning assets. In addition, we had a 21.5% year-over-year increase in non-interest revenue before securities gains, stemming from year-over-year increases in mortgage banking and wealth management of 166.4% and 10.3%, respectively. Earnings growth was achieved while at the same time loan loss reserves were increased from 0.90% of total loans at December 31, 2019 to 1.10% of total loans at December 31, 2020, or 1.15% of total loans when excluding SBA PPP balances. We also achieved significant year-over-year improvement in asset quality, demonstrated by a reduction in non-performing assets from 0.82% of total assets at the end of 2019 to 0.32% of total assets as of year-end 2020."
Mr. McKim continued, "The Company continues to support our customers and community partners in addressing the impact of COVID-19. We have worked with over 1,100 borrowers economically impacted by the virus, to modify or defer loan payments during this crisis. First National Bank granted over 1,700 loans in last year's Paycheck Protection Program (PPP), with more than $97 million disbursed to Maine small businesses, at an average loan size of less than $60,000. We are actively working with those borrowers and the Small Business Administration towards forgiveness of loan balances per program guidelines, with approximately $37 million in forgiveness payments received through the end of December 2020. Our team stands poised and ready to assist the small businesses of Maine with the just opened second round of PPP.
In December we completed the acquisition of a retail banking branch in Belfast, Maine, our first branch in Waldo County and seventeenth overall. The transaction added approximately $23 million in loans and $19 million in deposits to our balance sheet. We welcome these new customers and employees to First National Bank and are excited to bring FNB's brand of "Dream First" banking to Belfast and Waldo County.
These accomplishments were made possible by the remarkable contributions of our entire team who worked diligently in supporting the Company's customers and strategic vision over the past year. I am very proud of their efforts."
2020 FINANCIAL HIGHLIGHTS
•Net income was an increase of 6.3% over 2019.
•Pre-tax, pre-provision net income (non-GAAP) increased 21.5% compared to 2019
•Total assets increased $292.4 million ending the year at $2.36 billion.
•Total loans outstanding at December 31, 2020 were $1.48 billion, up $179.7 million or 13.9%, year-over-year.
•Low-cost deposits as of December 31, 2020 totaled $1.08 billion, an increase of $275.7 million or 34.5% year-over-year.
•Efficiency Ratio (non-GAAP) was 50.00% for 2020, down from 51.04% in 2019 (the GAAP Efficiency Ratio was 50.87% for the year, down from 52.75% in 2019).
•Tangible Book Value increased to $17.60 per share at December 31, 2020, up from $16.75 at December 31, 2019.
FINANCIAL CONDITION
Total assets at December 31, 2020 were $2.36 billion, up $292.4 million from the prior year end. Earning assets increased $269.3 million year-over-year, with loan growth of $179.7 million and investment portfolio growth of $38.4 million. Commercial real estate and construction loans increased $87.8 million in 2020, including $39.5 million in the fourth quarter. Other commercial loans increased $66.2 million in 2020, residential mortgage and construction loans increased $36.4 million, while home equity line of credit balances fell by $12.6 million. Overall loan growth excluding PPP totaled $119.5 million, or 9.2% for the year. PPP loan balances totaled $60.2 million at the end of the fourth quarter.

Total deposits at December 31, 2020 were $1.84 billion, up $194.1 million or 11.8% from December 31, 2019. Low-cost deposits increased $275.7 million year-over-year centered in DDA and NOW balances; certificate of deposit balances decreased $84.4 million year-over-year. The increase in low-cost deposits funded earning asset growth, while overall wholesale funding levels were essentially unchanged year-over-year.
The Company’s capital position remained strong as of December 31, 2020, with an estimated total risk-based capital ratio of 15.19%, and an estimated leverage capital ratio of 8.49%. These measures compare to 15.27% and 8.88% respectively as of December 31, 2019. The year-over-year change in the leverage capital ratio is the result of asset growth, including PPP loan balances. Each of the Company’s capital ratios remain well in excess of regulatory requirements.
ASSET QUALITY & PROVISION FOR LOAN LOSSES
Asset quality remains stable. As of December 31, 2020, the ratio of non-performing assets to total assets was 0.32%, improving from 0.82% a year earlier, and the ratio of non-performing loans to total loans stood at 0.46%, improving from 1.28% at December 31, 2019. Net charge-offs as a percentage of loans were 0.10% as of December 31, 2020, up slightly from 0.07% in 2019 and 0.08% in 2018. Past due loans were 0.66% of total loans as of December 31, 2020, down from 1.16% of total loans at December 31, 2019.
The provision for loan losses totaled $6.1 million for the year ended December 31, 2020, compared with total provision of $1.3 million in 2019. Despite improved and stable non-performing asset levels, continued positive charge-off metrics, and a lower level of past due loans, management has continued to consider the uncertainties brought about by COVID-19 and the potential impact to borrowers in its provision analysis. The allowance for loan losses stood at 1.10% of total loans as of December 31, 2020, up from the 0.90% of total loans at December 31, 2019. If PPP loan balances are excluded, the allowance as of December 31, 2020 would stand at 1.15% of total loans.
Excluding loans serviced for the secondary market and through December 31, 2020, the Bank had processed 1,031 loan modification requests for interest-only payments or deferred payments in conformance with the March 2020 inter-agency guidance or the CARES Act, representing $291.1 million in loan balances, or approximately 20.5% of year-end loan balances, excluding PPP. Of the $291.1 million total, $238.4 million were in the commercial and municipal loan portfolios, $51.6 million were residential real estate secured loans, and $1.1 million were consumer loans.

As of December 31, 2020, loans totaling $62.2 million, or 4.2% of all loans, remained in either their original modification or a subsequent modification, down from $81.0 million, or 6% of all loans as of September 30, 2020.
Modification statuses by portfolio segments are summarized below:

Commercial/Municipal Loan Modifications
	Units	Percentage	Balance (000's)	Percentage
Paid Off	61	10%	$9,027	4%
Subsequent Modification	54	9%	32,724	14%
Still in Original Modification	16	3%	7,244	3%
Out of Modification	470	78%	189,413	79%
Total	601	100%	$238,408	100%

Residential Real Estate Modifications
	Units	Percentage	Balance (000's)	Percentage
Paid Off	27	7%	$5,930	12%
Subsequent Modification	154	43%	19,468	38%
Still in Original Modification	27	7%	2,615	5%
Out of Modification	154	43%	23,553	45%
Total	362	100%	$51,566	100%

Consumer Loan Modifications
	Units	Percentage	Balance (000's)	Percentage
Paid Off	11	16%	$118	10%
Subsequent Modification	3	4%	104	9%
Still in Original Modification	4	6%	53	5%
Out of Modification	50	74%	854	76%
Total	68	100%	$1,129	100%

Of the $213.8 million in total loans that are Out of Modification, balances of $972,000 were past due as of December 31, 2020, a past due rate of 0.45%.

OPERATING RESULTS
Net Income for the year ended December 31, 2020 was $27.1 million, up $1.6 million or 6.3% from the year ended December 31, 2019. On a fully diluted earnings per share basis, 2020 earnings were $2.48, up $0.14 or 6.0% from the prior year. The Company’s Return on Average Assets of 1.21% for the year ended December 31, 2020 was down from 1.27% for the year ended December 31, 2019. On a Pre-Tax, Pre-Provision (non-GAAP) basis, 2020 Return on Assets was 1.72%, up from 1.57% the prior year. Return on Average Tangible Common Equity was 14.29% for the year ended December 31, 2020, down from 14.66% for the year ended December 31, 2019. On a

Pre-Tax, Pre-Provision (non-GAAP) basis, Return on Average Tangible Common Equity for 2020 was 20.18%, up from 18.10% in 2019. The Company's Efficiency Ratio (non-GAAP) was 50.00% for the year ended December 31, 2020, improved from 51.04% in 2019. (GAAP Efficiency Ratio was 50.87% for the year ended December 31, 2020, down from 52.75% in 2019).
Contributing factors to the Company’s 2020 annual and fourth quarter results included:
•Earning asset growth led to a $7.4 million increase in tax-equivalent net interest income year-over-year, an increase of 13.5%. In the fourth quarter of 2020 tax equivalent net interest income was up $2.3 million from the same period in 2019, an increase of 16.3%.
•Net interest margins improved to 2.97% for the quarter ended December 31, 2020 and 2.94% for the year then ended, as compared to 2.87% and 2.89% respectively for the same periods in 2019.
•Non-interest income was $18.1 million for the year ended December 31, 2020, up $3.9 million or 27.7% from 2019. Strong purchase and refinance volume led to secondary market mortgage banking revenue increasing $3.2 million, or 166.4% year-over-year. Revenue increased $342,000, or 10.3% year-over-year, at First National Wealth Management, the Bank’s trust and investment management division. Service charge income was negatively impacted by lower transaction volume related to COVID-19.
•Non-interest expense for 2020 was $39.7 million, up $4.5 million or 12.7% from 2019. Employee salary and benefit expense increased 10.8% from the prior year centered in a larger employee base. Furniture & equipment expense increased 20.3% from 2019 and reflects recent investments to upgrade technology infrastructure. Transaction and data conversion fees related to the Belfast acquisition totaling $310,000 were recognized in the fourth quarter.
As of December 31, 2020, the Bank had $60.2 million in remaining PPP loan balances, down from $97.3 million as of September 30, 2020, the result of loan forgiveness payments being received from the SBA. Forgiveness payments resulted in immediate recognition of accrued origination fees associated with the underlying loans. PPP origination fees totaling $1.4 million were recognized in interest income in the fourth quarter. The Company had $1.6 million of accrued PPP origination fees remaining as of December 31, 2020.
DIVIDEND
On December 17, 2020, the Company's Board of Directors declared a fourth quarter dividend of 31 cents per share. The fourth quarter dividend represents a payout to shareholders of 48.44% of earnings per share for the period, and was paid on January 19, 2021 to shareholders of record as of January 6, 2021.
ABOUT THE FIRST BANCORP
The First Bancorp, the parent company of First National Bank, is based in Damariscotta, Maine. Founded in 1864, First National Bank is a full-service community bank with $2.36 billion in assets. The Bank provides a complete array of commercial and retail banking services through seventeen locations in mid-coast and eastern Maine. First National Wealth Management, a division of the Bank, provides investment management and trust services to individuals, businesses, and municipalities. More information about The First Bancorp, First National Bank and First National Wealth Management may be found at www.thefirst.com.

The First Bancorp
Consolidated Balance Sheets (Unaudited)

In thousands of dollars, except per share data	December 31, 2020	December 31, 2019
Assets
Cash and due from banks	$26,212	$14,433
Interest-bearing deposits in other banks	56,151	11,310
Securities available for sale	313,376	360,520
Securities to be held to maturity	365,613	281,606
Restricted equity securities, at cost	10,545	8,982
Loans held for sale	5,855	154
Loans	1,476,761	1,297,075
Less allowance for loan losses	16,253	11,639
Net loans	1,460,508	1,285,436
Accrued interest receivable	9,298	7,167
Premises and equipment	27,251	21,305
Other real estate owned	908	279
Goodwill	30,646	29,805
Other assets	54,873	47,799
Total assets	$2,361,236	$2,068,796
Liabilities
Demand deposits	$250,219	$169,777
NOW deposits	520,385	393,569
Money market deposits	163,819	161,000
Savings deposits	304,603	236,141
Certificates of deposit	246,875	277,225
Certificates $100,000 to $250,000	295,672	345,241
Certificates $250,000 and over	63,038	67,513
Total deposits	1,844,611	1,650,466
Borrowed funds	262,038	184,955
Other liabilities	30,861	20,867
Total Liabilities	2,137,510	1,856,288
Shareholders' equity
Common stock	110	109
Additional paid-in capital	65,285	63,964
Retained earnings	158,359	144,839
Net unrealized gain on securities available for sale	5,009	3,657
Net unrealized loss on securities transferred from available for sale to held to maturity	(133)	(182)
Net unrealized gain (loss) on cash flow hedging derivative instruments	(4,932)	97
Net unrealized gain on postretirement costs	28	24
Total shareholders' equity	223,726	212,508
Total liabilities & shareholders' equity	$2,361,236	$2,068,796
Common Stock
Number of shares authorized	18,000,000	18,000,000
Number of shares issued and outstanding	10,950,289	10,899,210
Book value per common share	$20.43	$19.50
Tangible book value per common share	$17.60	$16.75

The First Bancorp
Consolidated Statements of Income (Unaudited)

	For the year ended December 31,		For the quarter ended December 31,
In thousands of dollars, except per share data	2020	2019	2020	2019
Interest income
Interest and fees on loans	$59,059	$59,239	$14,935	$14,789
Interest on deposits with other banks	96	188	9	43
Interest and dividends on investments	17,964	19,224	4,189	4,825
Total interest income	77,119	78,651	19,133	19,657
Interest expense
Interest on deposits	14,139	23,268	2,526	5,529
Interest on borrowed funds	3,147	2,890	928	710
Total interest expense	17,286	26,158	3,454	6,239
Net interest income	59,833	52,493	15,679	13,418
Provision for loan losses	6,050	1,250	1,500	375
Net interest income after provision for loan losses	53,783	51,243	14,179	13,043
Non-interest income
Investment management and fiduciary income	3,660	3,318	948	859
Service charges on deposit accounts	1,648	2,330	391	583
Net securities gains (losses)	1,155	224	(24)	209
Mortgage origination and servicing income	5,085	1,909	1,283	682
Other operating income	6,571	6,408	1,894	1,575
Total non-interest income	18,119	14,189	4,492	3,908
Non-interest expense
Salaries and employee benefits	20,389	18,396	5,670	4,698
Occupancy expense	2,762	2,558	645	627
Furniture and equipment expense	4,801	3,990	1,363	1,021
FDIC insurance premiums	738	439	190	—
Acquisition-related costs	310	—	310	—
Amortization of identified intangibles	43	43	11	11
Other operating expense	10,609	9,746	2,227	2,647
Total non-interest expense	39,652	35,172	10,416	9,004
Income before income taxes	32,250	30,260	8,255	7,947
Applicable income taxes	5,121	4,735	1,285	1,261
Net Income	$27,129	$25,525	$6,970	$6,686
Basic earnings per share	$2.50	$2.36	$0.64	$0.62
Diluted earnings per share	$2.48	$2.34	$0.64	$0.61

The First Bancorp
Selected Financial Data (Unaudited)

	For the year ended December 31,		For the quarter ended December 31,
Dollars in thousands, except for per share amounts	2020	2019	2020	2019

Summary of Operations
Interest Income	$77,119	$78,651	$19,133	$19,657
Interest Expense	17,286	26,158	3,454	6,239
Net Interest Income	59,833	52,493	15,679	13,418
Provision for Loan Losses	6,050	1,250	1,500	375
Non-Interest Income	18,119	14,189	4,492	3,908
Non-Interest Expense	39,652	35,172	10,416	9,004
Net Income	27,129	25,525	6,970	6,686
Per Common Share Data
Basic Earnings per Share	$2.50	$2.36	$0.64	$0.62
Diluted Earnings per Share	2.48	2.34	0.64	0.61
Cash Dividends Declared	1.23	1.19	0.31	0.30
Book Value per Common Share	20.43	19.50	20.43	19.50
Tangible Book Value per Common Share	17.60	16.75	17.60	16.75
Market Value	25.40	30.23	25.40	30.23
Financial Ratios
Return on Average Equity (a)	12.35%	12.51%	12.43%	12.55%
Return on Average Tangible Common Equity (a)	14.29%	14.66%	14.36%	14.63%
Return on Average Assets (a)	1.21%	1.27%	1.21%	1.30%
Average Equity to Average Assets	9.84%	10.17%	9.70%	10.34%
Average Tangible Equity to Average Assets	8.50%	8.68%	8.40%	8.88%
Net Interest Margin Tax-Equivalent (a)	2.94%	2.89%	2.97%	2.87%
Dividend Payout Ratio	49.20%	50.42%	48.44%	48.39%
Allowance for Loan Losses/Total Loans	1.10%	0.90%	1.10%	0.90%
Non-Performing Loans to Total Loans	0.46%	1.28%	0.46%	1.28%
Non-Performing Assets to Total Assets	0.32%	0.82%	0.32%	0.82%
Efficiency Ratio	50.00%	51.04%	50.00%	50.79%
At Period End
Total Assets	$2,361,236	$2,068,796	$2,361,236	$2,068,796
Total Loans	1,476,761	1,297,075	1,476,761	1,297,075
Total Investment Securities	689,534	651,108	689,534	651,108
Total Deposits	1,844,611	1,650,466	1,844,611	1,650,466
Total Shareholders' Equity	223,726	212,508	223,726	212,508
(a) Annualized using a 366-day basis for 2020 and a 365-day basis for 2019

Use of Non-GAAP Financial Measures
Certain information in this release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company's performance (including for purposes of determining the compensation of certain executive officers and other Company employees) and believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and with other financial institutions, as well as demonstrating the effects of significant gains and charges in the current period, in light of the disclosure practices employed by many other publicly-traded financial institutions. The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company's underlying performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
In several places net interest income is calculated on a fully tax-equivalent basis. Specifically included in interest income was tax-exempt interest income from certain investment securities and loans. An amount equal to the tax benefit derived from this tax-exempt income has been added back to the interest income total which, as adjusted, increased net interest income accordingly. Management believes the disclosure of tax-equivalent net interest income information improves the clarity of financial analysis, and is particularly useful to investors in understanding and evaluating the changes and trends in the Company's results of operations. Other financial institutions commonly present net interest income on a tax-equivalent basis. This adjustment is considered helpful in the comparison of one financial institution's net interest income to that of another institution, as each will have a different proportion of tax-exempt interest from its earning assets. Moreover, net interest income is a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average earning assets. For purposes of this measure as well, other financial institutions generally use tax-equivalent net interest income to provide a better basis of comparison from institution to institution. The Company follows these practices.
The following table provides a reconciliation of tax-equivalent financial information to the Company's consolidated financial statements, which have been prepared in accordance with GAAP. A 21.0% tax rate was used in both 2020 and 2019.

	For the year ended December 31,		For the quarter ended December 31,
In thousands of dollars	2020	2019	2020	2019
Net interest income as presented	$59,833	$52,493	$15,679	$13,418
Effect of tax-exempt income	2,336	2,295	594	573
Net interest income, tax equivalent	$62,169	$54,788	$16,273	$13,991

The Company presents its efficiency ratio using non-GAAP information which is most commonly used by financial institutions. The GAAP-based efficiency ratio is non-interest expenses divided by net interest income plus non-interest income from the Consolidated Statements of Income. The non-GAAP efficiency ratio excludes securities losses and other-than-temporary impairment charges from non-interest expenses, excludes securities gains from non-interest income, and adds the tax-equivalent adjustment to net interest income. The following table provides a reconciliation between the GAAP and non-GAAP efficiency ratio:

	For the year ended December 31,		For the quarter ended December 31,
In thousands of dollars	2020	2019	2020	2019
Non-interest expense, as presented	$39,652	$35,172	$10,416	$9,004
Net interest income, as presented	59,833	52,493	15,679	13,418
Effect of tax-exempt interest income	2,336	2,295	594	573
Non-interest income, as presented	18,119	14,189	4,492	3,908
Effect of non-interest tax-exempt income	167	163	42	38
Net securities (gains) losses	(1,155)	(224)	24	(209)
Adjusted net interest income plus non-interest income	$79,300	$68,916	$20,831	$17,728
Non-GAAP efficiency ratio	50.00%	51.04%	50.00%	50.79%
GAAP efficiency ratio	50.87%	52.75%	51.64%	51.97%

The Company presents certain information based upon average tangible common equity instead of total average shareholders' equity. The difference between these two measures is the Company's intangible assets, specifically goodwill from prior acquisitions. Management, banking regulators and many stock analysts use the tangible common equity ratio and the tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method in accounting for mergers and acquisitions. The following table provides a reconciliation of average tangible common equity to the Company's consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles:

	For the year ended December 31,		For the quarter ended December 31,
In thousands of dollars	2020	2019	2020	2019
Average shareholders' equity as presented	$219,729	$204,092	$223,091	$211,321
Less intangible assets	(29,918)	(29,957)	(29,943)	(29,978)
Tangible average shareholders' equity	$189,811	$174,135	$193,148	$181,343

To provide period-to-period comparison of operating results prior to consideration of credit loss provision and income taxes, the non-GAAP measure of Pre-Tax, Pre-Provision Net Income is presented. The following table provides a reconciliation to Net Income:

	For the year ended December 31,		For the quarter ended December 31,
In thousands of dollars	2020	2019	2020	2019
Net Income, as presented	$27,129	$25,525	$6,970	$6,686
Add: provision for loan losses	6,050	1,250	1,500	375
Add: income taxes	5,121	4,735	1,285	1,261
Pre-Tax, pre-provision net income	$38,300	$31,510	$9,755	$8,322

Forward-Looking and Cautionary Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.
Additional Information
For more information, please contact Richard M. Elder, The First Bancorp's Treasurer & Chief Financial Officer, at 207.563.3195.